UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2005

Piper Jaffray Companies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31720	30-0168701
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Suite 800, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(612) 303-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 23, 2005, Piper Jaffray Companies (the "Company") determined to implement certain expense reduction measures as a means to better align its cost infrastructure with its revenues. The measures include the reduction of approximately three percent of the Company’s workforce across the firm and the reduction of leased office space in New York and San Francisco.

These expense reduction measures are expected to be completed by June 30, 2005, and are expected to result in a one-time pre-tax restructuring charge in the second quarter of 2005 of approximately $8.5 million, comprised of approximately $4.9 million in severance benefits and approximately $3.6 million related to the reduction of leased office space. Substantially all of the restructuring charge is expected to require future cash expenditures by the Company.

The Company expects these expense reduction measures to generate annual pre-tax cost savings of approximately $10.0 million.

This periodic report on Form 8-K contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those factors identified in the document entitled "Risk Factors" filed as Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in its subsequent reports filed with the SEC. These reports are available at the Company's Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piper Jaffray Companies

May 24, 2005	By:	/s/ Sandra G. Sponem

Name: Sandra G. Sponem
Title: Chief Financial Officer